Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-239610

The Goldman Sachs Group, Inc. Guarantee of Notes and Deposit Notes of Goldman Sachs Bank USA

Under an Amended and Restated General Guarantee Agreement dated September 28, 2018, The Goldman Sachs Group, Inc. has guaranteed various obligations of Goldman Sachs Bank USA, our banking subsidiary, including notes and deposit notes to be issued by Goldman Sachs Bank USA at any time and from time to time. In this prospectus, we refer to these notes as the “notes” and these deposit notes as the “deposit notes”, and to our guarantee of the notes and deposit notes under the guarantee agreement as “our guarantee”. We refer to the Amended and Restated General Guarantee Agreement, as it may be amended from time to time, as the “guarantee agreement”. This prospectus relates solely to our guarantee of the notes and deposit notes. No other guarantees under the guarantee agreement, including guarantees of obligations other than the notes and deposit notes, are covered by this prospectus. In addition, neither this prospectus nor the registration statement of which it forms a part covers the notes and deposit notes. As described in “Scope of This Prospectus” below, we reserve the right to amend or terminate our guarantee or extend it to cover other obligations.

Under our guarantee, we have guaranteed the performance of all payment obligations of Goldman Sachs Bank USA under the notes and deposit notes, on the terms set forth in the guarantee agreement. Each note or deposit note will be issued with such terms and upon such conditions as may be determined by Goldman Sachs Bank USA in the future. There is currently no limit on the amount of notes or deposit notes that may be issued by Goldman Sachs Bank USA.

Goldman Sachs Bank USA may issue and sell the notes and deposit notes to or through Goldman Sachs & Co. LLC and our other affiliates. All proceeds from the sale of the notes and deposit notes, net of fees, commissions or discounts, will be received by Goldman Sachs Bank USA. We will receive no proceeds or any other compensation from any person in respect of our guarantee.

Our guarantee is not a bank deposit and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor is it an obligation of, or guaranteed by, a bank.

This prospectus relates solely to our guarantee of the notes and deposit notes. Neither this prospectus nor the registration statement of which it forms a part covers the notes or deposit notes.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of our guarantee or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may use this prospectus in the initial sales of notes and deposit notes covered by our guarantee. In addition, Goldman Sachs & Co. LLC or any of our other affiliates may use this prospectus in market-making transactions in notes and deposit notes covered by our guarantee after their initial sale. Unless the purchaser is informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Goldman Sachs & Co. LLC

Prospectus dated July 1, 2020.

AVAILABLE INFORMATION

The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to our guarantee. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The Goldman Sachs Group, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus or any prospectus supplement is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of our guarantee by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 001-14965);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (File No. 001-14965);

(3)

Current Reports on Form 8-K, dated January 6, 2020 and filed on January 7, 2020, dated and filed on January  15, 2020 (which is only incorporated by reference to the extent stated therein), dated and filed on January  23, 2020, dated January 27, 2020 and filed January  28, 2020, dated and filed February  7, 2020, dated March 12, 2020 and filed March  16, 2020, dated and filed March 19, 2020, dated and filed March  30, 2020, dated and filed April 15, 2020 (which is only incorporated by reference to the extent stated therein), dated April 30, 2020 and filed May  4, 2020 and dated June 29, 2020 and filed June 30, 2020 (File No. 001-14965); and

(4)

All documents filed by The Goldman Sachs Group, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of the guarantee under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 200 West Street, New York, New York 10282, telephone (212) 902-0300.

If you purchase a note or deposit note, you are making an investment in both a security of Goldman Sachs Bank USA — the note or deposit note — and a security of The Goldman Sachs

Group, Inc. — our guarantee of the note or deposit note. Thus you should consider carefully the applicable offering circular relating to the note or deposit note and this prospectus relating to our guarantee.

We describe the terms of our guarantee in this prospectus. We may file one or more prospectus supplements to this prospectus, which may amend or supplement the terms described herein. If the terms described in any such prospectus supplement are inconsistent with those described herein, the terms described in such prospectus supplement are controlling.

You should carefully read in their entirety this prospectus, any prospectus supplement to this prospectus, the documents incorporated by reference into this prospectus and any offering circular relating to the notes or deposit notes that you propose to buy, especially any description of investment risks that Goldman Sachs Bank USA may include in such offering circular. In addition, because an investment in notes and deposit notes includes an investment in our guarantee, you should carefully read the description of investment risks relating to an investment in the securities of The Goldman Sachs Group, Inc., including our guarantee, described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated by reference into this prospectus.

When we refer to “Goldman Sachs” in this prospectus, we mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates. References to “The Goldman Sachs Group, Inc.”, “we”, “our” or “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. References to “GS Bank” mean Goldman Sachs Bank USA.

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the Firm is headquartered in New York and maintains offices in all major financial centers around the world. The Firm’s principal executive offices are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000. The Goldman Sachs Group, Inc. is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Firm’s U.S. depository institution subsidiary, Goldman Sachs Bank USA, is a New York State-chartered bank.

WE ARE A HOLDING COMPANY

Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to the rights of creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to us from some of our subsidiaries, including Goldman Sachs & Co. LLC (“GS&Co.”), are restricted by net capital requirements under the Exchange Act and under rules of securities exchanges and other regulatory bodies. Dividends, loans and advances to us from our banking subsidiaries, including GS Bank, are subject to regulatory restrictions under applicable federal and state banking laws and regulations. Furthermore, because some of our subsidiaries, including from time to time some of our principal operating subsidiaries, are partnerships in which we are a general partner or the sole limited partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries’ obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities.

USE OF PROCEEDS

We will receive no proceeds or any other compensation from any person in connection with the issuance of our guarantee.

We were advised by GS Bank that it intends to use the net proceeds from the sales of the notes and deposit notes in order to provide additional funds for its operations and for other general corporate purposes.

THE NOTES AND DEPOSIT NOTES

The notes and deposit notes will be issued by GS Bank under one or more fiscal agency agreements from time to time in the future. Each note or deposit note will have such terms, including as to maturity, interest (if any) and other features, and will be offered and sold in such amount and upon such terms and conditions, as may be determined by GS Bank and described in a separate offering circular prepared by GS Bank at or before the time of issue. In general, the deposit notes will represent deposit liabilities of GS Bank and will be insured by the FDIC to the extent provided by applicable law, and the notes will be debt obligations of GS Bank and will not be insured. However, the specific terms of the notes and deposit notes, and of any FDIC insurance, may vary and you should read the applicable offering circular for a description of the actual terms of any note or deposit note and of its offering and sale. The brief references to the notes and deposit notes in this prospectus are qualified in their entirety by reference to the applicable offering circular, and if there is any inconsistency between this prospectus and the applicable offering circular with regard to the description of any note or deposit note, the latter shall control.

The notes and deposit notes will be offered and sold without registration under the Securities Act of 1933 (the “Securities Act”), in reliance on the exemption in Section 3(a)(2) of that Act, and will not have the protection of the Trust Indenture Act of 1939.

OUR GUARANTEE AND THE GUARANTEE AGREEMENT

Under the guarantee agreement, we unconditionally and, subject to the provisions thereof, irrevocably guarantee to each person (a “Party”) to whom GS Bank may owe any Obligations (as described below) from time to time, the complete payment when due, whether by acceleration or otherwise, of all payment obligations, whether now in existence or hereafter arising (other than non-recourse payment obligations), of GS Bank, including all payment obligations (other than non-recourse payment obligations) in connection with any deposit, loan or other instrument specified in the guarantee agreement (collectively, the “Obligations”), provided, however, that, with respect to any Party, “Obligations” does not include any payment obligations, whether now in existence or hereafter arising, of GS Bank arising under or in connection with any certificate of deposit of GS Bank unless the confirmation of sale of such certificate of deposit, the disclosure statement or any other offering document relating to such certificate of deposit, the instrument governing such certificate of deposit (including any master certificate of deposit), or the books and records of GS Bank or its affiliates expressly states that the obligations of GS Bank under such certificate of deposit will be entitled to the benefit of the guarantee.

The payment obligations of GS Bank in connection with the notes and the deposit notes are Obligations under the guarantee agreement.

Thus, as and to the extent provided in the guarantee agreement, we guarantee to each Party the complete payment when due of all payment obligations of GS Bank in connection with the notes and deposit notes. With respect to any note or deposit note, the Party entitled to the benefit of our guarantee of that instrument will be the person entitled to receive payment thereon, as provided in the terms of the instrument. Generally, the person entitled to receive payment will be the person in whose name the relevant note or deposit note is registered on the books of GS Bank or its agent. In the case of any note or deposit note issued in book-entry form, the registered owner will be the depository or its nominee. You should read the applicable offering circular for information about these matters.

The guarantee agreement provides that we may amend or terminate the guarantee agreement as to one Party, all Parties or a group of specified Parties, and as to one Obligation, all Obligations or specified Obligations (including in each case with respect to the notes or deposit notes), at any time if:

•	we issue a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service;

•	we file an amended guarantee agreement or notice of termination on a current or periodic report under the Exchange Act; or

•	we provide a written notice signed by us,

in each case stating that we are so amending or terminating the guarantee agreement. Any such termination or amendment will be effective with respect to a Party on the opening of business on the fifth New York business day after the earliest of the issuance of such press release, the filing of such current or periodic report or the receipt of such written notice, as applicable. However, no such amendment or termination may adversely affect the rights of any Party relating to any Obligations incurred prior to the effectiveness of such amendment or termination. Any such amendment or termination may become effective as to one Party whether or not it becomes effective as to another Party. Our guarantee of the notes and deposit notes is subject to these termination and amendment provisions.

The guarantee agreement further provides that we will not be liable to any Party for any amount in excess of the amount which GS Bank actually owes to such Party, and that we may assert any defense to payment available to GS Bank, other than those arising in a bankruptcy or insolvency proceeding. Upon payment of any Obligations owing to any Party, we will be subrogated to the rights of such Party against GS Bank, to the extent of such payment, but we will not exercise those rights with respect to any Party until all due and unpaid Obligations to that Party have been paid in full. Once we may exercise those rights, such Party will be obligated to take at our expense such steps as we may reasonably request to implement such subrogation.

We may not assign our rights or delegate our obligations under the guarantee agreement with respect to any Party, in whole or in part, without the prior written consent of such Party. However, this prohibition on assignment or delegation is subject to exceptions. We may (i) assign and delegate all of our rights and obligations under the guarantee agreement to any partnership, corporation, trust or other organization in any form that succeeds to all or substantially all of our assets and business and assumes such obligations by contract, operation of law or otherwise; or (ii) transfer our guarantee or any of our interests or obligations in or under our guarantee to another entity as transferee as part of our resolution, restructuring or reorganization upon or following our becoming subject to a receivership, insolvency, liquidation, resolution or similar proceeding. Upon any such delegation and assumption, or transfer, of obligations, we will be relieved of and fully discharged from all obligations under the guarantee agreement, whether such obligations arose before or after such delegation and assumption, or transfer.

For the purposes of the guarantee agreement, references above to “GS Bank” include any banking subsidiary of ours (whether now or hereafter formed) that succeeds to the business of GS Bank. Under the guarantee agreement, therefore, “Obligations” include the Obligations of any such successor.

The guarantee agreement is governed by New York law.

In the event The Goldman Sachs Group, Inc. becomes subject to a proceeding under the Federal Deposit Insurance Act or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together, the “U.S. Special Resolution Regimes”), the transfer of our guarantee, and any interest and obligation in or under our guarantee, from The Goldman Sachs Group, Inc. will be effective to the extent provided under such U.S. Special Resolution Regime. In the event GS Bank or The Goldman Sachs Group, Inc., or any of our affiliates, becomes subject to a U.S. Special Resolution Regime, default rights against GS Bank or The Goldman Sachs Group, Inc. with respect to our guarantee are permitted to be exercised to no greater extent than permitted under such U.S. Special Resolution Regime.

The guarantee agreement has not been and will not be qualified as an indenture, and there is not and will not be any trustee, qualified under the Trust Indenture Act with respect to the guarantee agreement or our guarantee of the notes and deposit notes. Therefore, the beneficiaries of our guarantee of the notes and deposit notes will not have the protection of the Trust Indenture Act with respect to our guarantee.

Our guarantee of the notes and deposit notes is governed by and subject to the guarantee agreement, and any payments we may become obligated to make in respect of our guarantee will be made on the terms and as provided in the guarantee agreement. Please note that we or our agent may require any person claiming payment under our guarantee to provide evidence reasonably satisfactory to us or our agent that such person is a Party entitled to such payment under the guarantee agreement. We have filed the guarantee agreement with the SEC as exhibit 4.1 to our Current Report on Form 8-K, dated September 28, 2018, and we encourage you to read it carefully.

To the extent any obligations thereunder remain outstanding, without prejudice to the rights of any Party with respect to obligations incurred prior to the effectiveness of the guarantee agreement, the guarantee agreement amends, restates and supersedes our prior general guarantee agreements relating to the Obligations, except that clause (ii) of the sixth paragraph of this section and the ninth paragraph of this section shall not apply to Obligations guaranteed under any such prior general guarantee agreement.

Because we are a holding company, our ability to perform our obligations under our guarantee will depend in part on our ability to participate in distributions of assets from our subsidiaries. We discuss these matters under “We Are a Holding Company” above.

Considerations Relating to the Guarantee of the Deposit Notes

In the event of a liquidation or other resolution of GS Bank and payment on the deposit notes by the FDIC under FDIC insurance, the FDIC will be subrogated to all rights of holders of the deposit notes against GS Bank under the deposit notes, including their rights against The Goldman Sachs Group, Inc. under the guarantee agreement, to the extent of such payment.

The deposit notes will be deposit liabilities of GS Bank, unconditionally and irrevocably guaranteed by The Goldman Sachs Group, Inc. pursuant to our guarantee. Except to the extent FDIC insurance is available from the FDIC, no entity other than GS Bank or The Goldman Sachs Group, Inc. will have any obligation, contingent or otherwise, to make any payments in respect of the deposit notes. Accordingly, GS Bank and The Goldman Sachs Group, Inc. will be dependent on their respective assets and earnings to generate the funds necessary to meet their respective obligations with respect to the deposit notes. If GS Bank’s and The Goldman Sachs Group, Inc.’s assets and earnings are not adequate, GS Bank and The Goldman Sachs Group, Inc. may be unable to make payments in respect of the deposit notes and you could lose that part of your deposit, if any, that is not covered by FDIC insurance.

Considerations Relating to the Guarantee of the Notes

The notes will be liabilities of GS Bank, unconditionally and irrevocably guaranteed by The Goldman Sachs Group, Inc. pursuant to our guarantee. However, the notes will be general unsecured obligations, not deposit liabilities, of GS Bank and will not be insured by the FDIC. In the event of a liquidation or other resolution of GS Bank, the notes, as general obligations of GS Bank, will generally be subordinated in right of payment to the claims of deposit holders. No entity other than GS Bank or The Goldman Sachs Group, Inc. will have any obligation, contingent or otherwise, to make any payments in respect of the notes. Accordingly, GS Bank and The Goldman Sachs Group, Inc. will be dependent on their respective assets and earnings to generate the funds necessary to meet their respective obligations with respect to the notes. If GS Bank’s and The Goldman Sachs Group Inc.’s assets and earnings are not adequate, GS Bank and The Goldman Sachs Group, Inc. may be unable to make payments in respect of the notes and you could lose your entire investment in your note.

SCOPE OF THIS PROSPECTUS

As indicated above, the guarantee agreement applies to a wide range of payment obligations of GS Bank. This prospectus, however, relates only to our guarantee of the notes and deposit notes and not to any other obligations of GS Bank, including any other obligations of GS Bank covered by the guarantee, unless we amend or supplement this prospectus to provide otherwise.

We reserve the right to amend or terminate the guarantee agreement with respect to the notes or deposit notes, in whole or in any part (and with respect to some or all holders of the notes or deposit notes), at any time in the future as permitted in the guarantee agreement. In the event that we terminate the guarantee agreement with respect to any notes or deposit notes (or holders), this prospectus will not apply with respect to any offers or sales of those obligations made after the termination becomes effective (other than offers and sales to any holders as to whom the termination is not effective).

PLAN OF DISTRIBUTION

Initial Offering and Sale of Notes and Deposit Notes with Guarantee

We have been advised by GS Bank that the notes or deposit notes, in each case together with our guarantee, may be initially offered from time to time as follows:

•	through agents;

•	to dealers or initial purchasers for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The notes or deposit notes, in each case together with our guarantee, which GS Bank distributes by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The notes or deposit notes, in each case together with our guarantee, may be offered by GS&Co., any of our other affiliates or other firms, pursuant to distribution agreements signed with GS Bank and us from time to time. We refer to these firms as “agents”. The notes and deposit notes will be offered for sale primarily in the United States but may also be offered outside the United States. The notes and deposit notes are not required to be, and have not been, registered under the Securities Act.

The agents may offer the notes or deposit notes, in each case together with our guarantee, as agents for GS Bank or may purchase them for resale as principal, either on a firm-commitment or best-efforts basis, and will be compensated by GS Bank in the form of placement fees, commissions, purchase price discounts or similar arrangements. The agents may offer the notes or deposit notes either directly or through other institutions acting as selling agents, and may reallow or otherwise pay all or some of their compensation to their selling agents, if any.

We have been advised by GS Bank that it may also solicit offers to purchase the notes or deposit notes directly from the public from time to time.

We do not expect to pay any fees or other compensation to any agent in connection with the offering of notes or deposit notes with our guarantee. In addition, we do not intend to charge any fees to or receive any other compensation from GS Bank or any other person in respect of our guarantee.

Neither the notes nor the deposit notes are required to be or have been registered under the Securities Act. However, because our guarantee has been registered under the Securities Act, the agents may be deemed to be “underwriters”, and some of the compensation they receive in connection with the distribution of notes and deposit notes may be deemed to be “underwriters’ compensation” (as these terms are defined in the Securities Act), with respect to our guarantee.

In connection with an offering, the agents may purchase and sell notes or deposit notes, together with our guarantee, in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater number of notes or deposit notes than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes or deposit notes while an offering is in progress.

The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the fees, commissions or discounts received by it because the agents have repurchased notes or deposit notes, together with our guarantee, sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes or deposit notes. As a result, the price of the notes or deposit notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time.

We have been advised by GS Bank that it may authorize the agents and their selling agents to solicit from third parties offers to purchase the notes or deposit notes providing for payment and issuance on future dates.

The agents, as well as their affiliates, may be customers of or lenders to, and may engage in transactions with and perform services (including investment banking, financial advisory and banking services) for, The Goldman Sachs Group, Inc. and its subsidiaries in the ordinary course of business. In connection with some of these transactions and services, these parties have in the past received, and may in the future receive, customary fees from us or our affiliates. As noted above, GS Bank expects to offer the notes and deposit notes, together with our guarantee, to or through our affiliates, as agents or selling agents. Among our affiliates, GS&Co. may offer the notes and deposit notes, with our guarantee, for sale in the United States and Goldman Sachs International, Goldman Sachs (Asia) L.L.C. and Goldman Sachs (Singapore) Pte. may offer them for sale outside the United States. Our affiliates may also offer the notes and deposit notes in other markets through one or more selling agents, including one another.

We and GS Bank have agreed (or will agree) to indemnify the agents that have signed (or will sign) distribution agreements against certain liabilities, which may include liabilities arising under the Securities Act.

Market-Making Resales by Affiliates

This prospectus may be used by GS&Co. and any of our other affiliates in connection with offers and sales of notes and deposit notes, together with our guarantee, in market-making transactions. In a market-making transaction, GS&Co. or any such other affiliate may resell a note or deposit note that it acquires from other holders, after the original offering and sale of the note or deposit note. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, GS&Co. or such other affiliate may act as principal or agent, including as agent for the counterparty in a transaction in which the affiliate acts as principal, or as agent for both counterparties in a transaction in which the affiliate does not act as principal. GS&Co. or such other affiliate may receive compensation in the form of fees, commissions and discounts, including from both counterparties in some cases. In addition to GS&Co., our other affiliates who engage in transactions of this kind and may use this prospectus for this purpose include Goldman Sachs International, Goldman Sachs (Asia) L.L.C. and Goldman Sachs (Singapore) Pte.

In the event that GS Bank, GS&Co. or any other affiliate of GS Bank purchases deposit notes with our guarantee in the secondary market, these purchases may be subject to certain regulatory conditions, including, if GS Bank, GS&Co. or any other affiliate of GS Bank purchases deposit notes from a holder within six days after those deposit notes are initially issued, downward adjustments to the purchase price to be paid to the holder to account for early withdrawal penalties imposed by GS Bank pursuant to Regulation D of the Federal Reserve Board. Thus, if you sell a deposit note to GS Bank or any of its affiliates shortly after you purchase and pay for it, you may receive a reduced price for your deposit note.

We do not expect to pay or receive any fees or other compensation in respect of our guarantee in market-making transactions. We do not expect that GS&Co. or any of our other affiliates that engages in these transactions will pay any proceeds from its market-making resales to us.

When you purchase any notes or deposit notes together with our guarantee, you may assume that you are purchasing them in a market-making transaction unless you are informed in your confirmation of sale that you are purchasing them in their original offering and sale.

Market for the Notes and Deposit Notes

There is no established trading market for the notes or deposit notes, in each case together with our guarantee, and there is no assurance that any will develop. Neither we nor GS Bank intends to list the notes, deposit notes or our guarantee on any securities exchange or trading facility. We have been advised by GS&Co. that it may make a market in the notes or deposit notes and it is possible that our other affiliates involved in the distribution of the notes or deposit notes may also do so. Neither

GS&Co. nor any of our other affiliates, however, is obligated to do so and any one of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes or deposit notes.

Conflicts of Interest

GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in any offering of the notes or deposit notes within the meaning of FINRA Rule 5121. Consequently, any offering of the notes or deposit notes will be conducted in compliance with the provisions of Rule 5121. GS&Co. will not be permitted to sell notes or deposit notes with our guarantees in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is relevant to you only if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes or deposit notes, in each case with our guarantee.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes or deposit notes, in each case with our guarantee, are acquired by or on behalf of a Plan unless the notes or deposit notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). A Plan should also consider whether its purchase, holdings and disposition of a note or deposit note is eligible to be covered under prohibited transaction exemption 81-8 (involving investments in certificates of deposit). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes or deposit notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes or deposit notes, (b) none of the purchase, holding or disposition of the notes or deposit notes, in each case with our guarantee, or the exercise of any rights related to the notes, the deposit notes or our guarantee will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA (or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes or deposit notes, in each case with our guarantee, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, the deposit notes or our guarantee, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes or the deposit notes, in each case with our guarantee.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes or deposit notes, in each case with our guarantee, described in this prospectus, you should consult your legal counsel.

VALIDITY OF OUR GUARANTEE

The validity of our guarantee has been passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell LLP, New York, New York. The opinion of Sullivan & Cromwell LLP was based on assumptions about the absence of future changes in law or the authorization of our guarantee and about other matters that may affect the validity of our guarantee but that could not be ascertained on the date of that opinion.

Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. and GS Bank in connection with the issuance of our guarantee and the notes and deposit notes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical (i) income statement data, (ii) balance sheet data and (iii) common share data of The Goldman Sachs Group, Inc. as of and for the years ended December 31, 2019, December 31, 2018, December 31, 2017, December 31, 2016 and December 31, 2015, as set forth in “Supplemental Financial Information – Selected Financial Data” in the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2019 and incorporated in this prospectus by reference to such Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of The Goldman Sachs Group, Inc. for the three month periods ended March 31, 2020 and 2019, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 30, 2020 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

CAUTIONARY STATEMENTS PURSUANT TO THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are incorporated in this prospectus by reference (and in any of our annual or quarterly reports for a subsequent fiscal period that are so incorporated). See “Available Information” above for information about how to obtain a copy of this annual report.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The Goldman Sachs Group, Inc.

Guarantee

of Notes and Deposit Notes of Goldman Sachs Bank USA

Goldman Sachs & Co. LLC